Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS

HILLIARD, Ohio – (August 5, 2021) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fiscal first quarter ended June 30, 2021.

First Quarter Fiscal 2022 Results

•	Net sales increased 31.6% to $669.3 million
•	Net income increased 9.1% to $77.1 million
•	Adjusted EBITDA (Non-GAAP) increased 4.5% to $166.6 million
•	Cash provided by operating activities of $104.3 million
•	Free cash flow (Non-GAAP) of $78.8 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We achieved a record $669 million in sales in the first quarter driven by strong demand across our product portfolio and geographic footprint, particularly in priority states such as Florida, Texas, North Carolina and South Carolina. Overall, the 32% growth was driven by both ADS and Infiltrator, with favorable pricing slightly outpacing volume growth.”

Barbour continued, “Our favorable demand trends and strong top-line growth were matched with inflationary cost pressure on materials, transportation and labor that proved to be more significant than initially anticipated. Over the near term, we will continue to raise pricing in the marketplace and leverage our productivity improvement initiatives and synergy programs to offset these pressures on a dollar basis. Over the longer term, we remain confident in our ability to continue expanding margins through our traditional profitability levers.”

“Importantly, the momentum underpinning the core drivers of our business remain strong. We will continue executing on our material conversion and water management solutions strategies to generate above-market growth. We are also well positioned to capitalize on growing residential development and horizontal construction, and our planned capital investments will increase capacity, support growth, and improve productivity through the end of the fiscal year and beyond.”

Barbour concluded, “Finally, we remain confident in our outlook for the fiscal year as our demand, backlog and pricing remain favorable, giving us confidence in our increased sales targets as well as our Adjusted EBITDA guidance for the year.”

First Quarter Fiscal 2022 Results

Net sales increased $160.7 million, or 31.6%, to $669.3 million, as compared to $508.6 million in the prior year. Domestic pipe sales increased $100.4 million, or 36.7%, to $374.0 million. Domestic allied products & other sales increased $10.1 million, or 8.7%, to $127.0 million. Infiltrator sales increased $24.6 million, or 24.1%, to $126.7 million. These increases were driven by double-digit sales growth in both the U.S. construction and agriculture end markets. International sales increased $29.5 million, or 82.4%, to $65.4 million, driven by double-digit sales growth in the Canadian, Mexican and Exports businesses.

Gross profit increased $12.6 million, or 6.7%, to $201.1 million as compared to $188.5 million in the prior year. The increase is primarily due an increase in sales volume and pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor.

Adjusted EBITDA (Non-GAAP) increased $7.1 million, or 4.5%, to $166.6 million, as compared to $159.5 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 24.9% as compared to 31.4% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Balance Sheet and Liquidity

Net cash provided by operating activities was $104.3 million, as compared to $133.7 million in the prior year. Free cash flow (Non-GAAP) was $78.8 million, as compared to $123.4 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $698.9 million as of June 30, 2021, an increase of $52.4 million from March 31, 2021.

ADS had total liquidity of $480 million, comprised of cash of $143 million as of June 30, 2021 and $337 million of availability under committed credit facilities. As of June 30, 2021, the Company’s leverage ratio was 1.2 times.

In the three months ended June 30, 2021, the Company repurchased 1.1 million shares of its common stock for a total cost of $115.4 million. As of June 30, 2021, the Company had approximately $176.7 million available under its existing share repurchase authorization.

Fiscal 2022 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company raised its net sales targets for fiscal 2022. Net sales are now expected to be in the range of $2.5 billion to $2.6 billion. Adjusted EBITDA is unchanged and expected to be in the range of $635 to $665 million. Capital expenditures are expected to be in the range of $130 million to $150 million.

Webcast Information

The live webcast will be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. Participants may also Register Here for this conference call or copy and paste the following text into your browser: http://www.directeventreg.com/registration/event/2558055. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. An archived version of the webcast will be available following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other limitation factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials, and our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions and similar transactions, including Infiltrator Water Technologies; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended
	June 30,
(Amounts in thousands, except per share data)	2021	2020
Net sales	$669,300	$508,639
Cost of goods sold	468,179	320,136
Gross profit	201,121	188,503
Operating expenses:
Selling, general and administrative	76,221	61,776
(Gain) loss on disposal of assets and costs from exit and disposal activities	(11)	1,647
Intangible amortization	15,645	17,982
Income from operations	109,266	107,098
Other expense:
Interest expense	7,907	9,970
Derivative gains and other income, net	(2,014)	(567)
Income before income taxes	103,373	97,695
Income tax expense	26,455	27,200
Equity in net income of unconsolidated affiliates	(205)	(173)
Net income	77,123	70,668
Less: net income attributable to noncontrolling interest	1,136	202
Net income attributable to ADS	75,987	70,466
Dividends paid to participating securities	(1,635)	(1,368)
Net income available to common stockholders and participating securities	74,352	69,098
Undistributed income allocated to participating securities	(10,933)	(11,242)
Net income available to common stockholders	$63,419	$57,856

Weighted average common shares outstanding:
Basic	71,534	69,380
Diluted	73,124	70,126
Net income per share:
Basic	$0.89	$0.83
Diluted	$0.87	$0.83
Cash dividends declared per share	$0.11	$0.09

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	June 30, 2021	March 31, 2021
ASSETS
Current assets:
Cash	$142,833	$195,009
Receivables, net	303,736	236,191
Inventories	330,713	300,961
Other current assets	18,314	10,817
Total current assets	795,596	742,978
Property, plant and equipment, net	518,229	504,275
Other assets:
Goodwill	599,255	599,072
Intangible assets, net	466,384	482,016
Other assets	95,154	85,491
Total assets	$2,474,618	$2,413,832
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,000	$7,000
Current maturities of finance lease obligations	18,934	19,318
Accounts payable	229,300	171,098
Other accrued liabilities	124,081	116,151
Accrued income taxes	28,135	4,703
Total current liabilities	407,450	318,270
Long-term debt obligations, net	780,565	782,220
Long-term finance lease obligations	35,241	32,964
Deferred tax liabilities	162,988	162,185
Other liabilities	62,480	54,767
Total liabilities	1,448,724	1,350,406
Mezzanine equity:
Redeemable convertible preferred stock	228,532	240,944
Deferred compensation — unearned ESOP shares	(8,942)	(11,033)
Total mezzanine equity	219,590	229,911
Stockholders’ equity:
Common stock	11,589	11,578
Paid-in capital	950,963	918,587
Common stock in treasury, at cost	(139,313)	(10,959)
Accumulated other comprehensive loss	(22,794)	(24,220)
Retained deficit	(8,666)	(75,202)
Total ADS stockholders’ equity	791,779	819,784
Noncontrolling interest in subsidiaries	14,525	13,731
Total stockholders’ equity	806,304	833,515
Total liabilities, mezzanine equity and stockholders’ equity	$2,474,618	$2,413,832

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2021	2020
Cash Flow from Operating Activities
Net income	$77,123	$70,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,656	35,781
Deferred income taxes	64	(2,357)
(Gain) loss on disposal of assets and costs from exit and disposal activities	(11)	1,647
ESOP and stock-based compensation	20,806	12,462
Amortization of deferred financing charges	95	98
Fair market value adjustments to derivatives	(675)	(1,082)
Equity in net income of unconsolidated affiliates	(205)	(173)
Other operating activities	450	269
Changes in working capital:
Receivables	(67,388)	(42,093)
Inventories	(28,985)	44,140
Prepaid expenses and other current assets	(7,442)	(3,520)
Accounts payable, accrued expenses, and other liabilities	75,860	17,893
Net cash provided by operating activities	104,348	133,733
Cash Flows from Investing Activities
Capital expenditures	(25,546)	(10,295)
Other investing activities	53	435
Net cash used in investing activities	(25,493)	(9,860)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(1,750)	(1,750)
Payments on Revolving Credit Agreement	-	(50,000)
Payments on finance lease obligations	(5,379)	(5,700)
Repurchase of common stock	(102,013)	-
Dividends paid to noncontrolling interest holder	(957)	-
Cash dividends paid	(9,451)	(7,737)
Proceeds from exercise of stock options	1,336	2,239
Share withholding for tax purposes	(12,976)	-
Other financing activities	(131)	-
Net cash used in financing activities	(131,321)	(62,948)
Effect of exchange rate changes on cash	290	52
Net change in cash	(52,176)	60,977
Cash at beginning of period	195,009	174,233
Cash at end of period	$142,833	$235,210

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	June 30, 2021			June 30, 2020
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$374,010	$(1,903)	$372,107	$273,652	$(1,845)	$271,807
Infiltrator Water Technologies	126,742	(19,037)	107,705	102,153	(18,068)	84,085
International
International - Pipe	50,838	(2,914)	47,924	26,950	—	26,950
International - Allied Products	14,528	—	14,528	8,879	—	8,879
Total International	65,366	(2,914)	62,452	35,829	—	35,829
Allied Products & Other	127,036	—	127,036	116,918	—	116,918
Intersegment Eliminations	(23,854)	23,854	—	(19,913)	19,913	—
Total Consolidated	$669,300	$—	$669,300	$508,639	$—	$508,639

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended
	June 30,
(Amounts in thousands)	2021	2020
Net income attributable to ADS	$75,987	$70,466
ESOP deferred stock-based compensation	$14,155	$6,863

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended
	June 30,
(Shares in thousands)	2021	2020
Weighted average common shares outstanding - Basic	71,534	69,380
Conversion of preferred shares	14,817	16,585
Unvested restricted shares	-	2

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash

Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended
	June 30,
(Amounts in thousands)	2021	2020
Segment Adjusted Gross Profit
Pipe	$84,143	$90,599
International	21,378	11,408
Infiltrator Water Technologies	59,402	47,928
Allied Products & Other	63,299	60,468
Intersegment Elimination	(14)	(358)
Total Segment Adjusted Gross Profit	228,208	210,045
Depreciation and amortization	17,532	16,423
ESOP and stock-based compensation expense	9,555	4,939
COVID-19 related expenses	-	180
Total Gross Profit	$201,121	$188,503

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	June 30,
(Amounts in thousands)	2021	2020
Net income	$77,123	$70,668
Depreciation and amortization	34,656	35,781
Interest expense	7,907	9,970
Income tax expense	26,455	27,200
EBITDA	146,141	143,619
Loss on disposal of assets and costs from exit and disposal activities	(11)	1,647
ESOP and stock-based compensation expense	20,806	12,462
Transaction costs	43	656
Strategic growth and operational improvement initiatives	-	1,755
COVID-19 related expenses (a)	-	564
Other adjustments(b)	(397)	(1,233)
Adjusted EBITDA	$166,582	$159,470

(a)	Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2021	2020
Net cash flow from operating activities	$104,348	$133,733
Capital expenditures	(25,546)	(10,295)
Free cash flow	$78,802	$123,438